Exhibit 2.1

Ku6 Media Co., Ltd (Incorporated under the laws of the Cayman Islands) SHARE CERTIFICATE Registered Cettificate No.: [ ] PRINCIPAL REGISTER: THE CAYMAN ISLANDS THIS IS TO CERTIFY THAT THE UNDER-MENTIONED PERSON(S) IS/ARE THE REGISTERED HOLDER(S) OF FULLY PAID AND NONASSESSABLE ORDINARY SHARES, WITH PAR VALUE OF US$ 0.00005 PER SHARE AS DETAILED BELOW IN THE CAPITAL OF THIS COMPANY, SUBJECT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY. Nameand Address of Shareholder NUMBER OF SHARES: GIVEN UNDER THE SECURITIES SEAL OF THE COMPANY ON [Date] For and on behalf of Royal Bank of Canada Trust Company (Cayman) Limited As the Share Registrar for Ku6 Media Co., Ltd No transfer of any of the Shares comprised in this Certificate will be recognised without/he production of this Certificate. SPECIMEN